Exhibit 99.1

QWEST ANNOUNCES BOARD OF DIRECTORS APPOINTMENTS

James A. Unruh and Wayne W. Murdy Join Qwest Board;

Vinod Khosla Departs

DENVER, September 15, 2005 – Qwest Communications International Inc. (NYSE: Q) today announced that its board of directors has approved the appointments of James A. Unruh, principal of Alerion Capital Group, and Wayne W. Murdy, chairman and CEO of Newmont Mining, to the Qwest board.

Unruh had served as president and CEO of Unisys Corporation and led that company’s transformation from a traditional mainframe provider to a global information management company with systems integration and consulting expertise. Before being named CEO, Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. He currently serves on the boards of CSG Systems International, Inc., Prudential Financial, Inc., and Tenet Healthcare Corporation.

Murdy was elected chairman of Newmont Mining Corporation in 2002 and has served as its CEO since 2001. Prior to joining Newmont in 1992, Murdy held senior financial positions in the oil and gas industry. He began his career with Arthur Andersen LLC. Murdy is a director of TransMontaigne Inc. and chairman of the International Council on Mining & Metals. He is a member of the board of trustees of the Denver Art Museum and is on the University of Denver Daniels College of Business Executive Advisory Board.

“Jim and Wayne bring impressive and diverse backgrounds to the Qwest board,” said Richard C. Notebaert, Qwest chairman and CEO. “Both are proven leaders and have deep experience in highly competitive and rapidly changing industries.”

Separately, Vinod Khosla has resigned his position from the Qwest board, effective September 12. Khosla, a general partner with the venture capital firm Kleiner Perkins Caufield & Byers, joined Qwest’s board in 1998.

“On behalf of Qwest’s board of directors, I’d like to thank Vinod for his service to Qwest,” said Notebaert. “His knowledge and keen understanding of the technology sector have served the board and the company well over the past seven years.”

“Qwest’s progress and the leadership Dick Notebaert has demonstrated make it an appropriate time for me to now focus on other business activities,” said Khosla.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of high-speed Internet, data, video and voice services. With approximately 40,000 employees, Qwest is committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

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Contacts:	Media Contact:	Investor Contact:
	Robert Toevs	Stephanie Comfort
	303-965-6264	800-567-7296
	bob.toevs@qwest.com	IR@qwest.com